Exhibit 10.40

Catalent Pharma Solutions
Frankland Road
Blagrove, Swindon
Wiltshire SN5 8YG United Kingdom
T +44 (0) 1793 864000
F +44 (0) 1793 613394

31 January 2019

Private and Confidential

xxxxx

Dear Alessandro

I am pleased to confirm your promotion to the role of President & Chief Operating Officer (COO) reporting to John Chiminski, Chairman & Chief Executive Officer, and the following changes to your Terms & Conditions of Employment

Effective Date:
February 13, 2019

Base Salary:
Your salary in this role will increase to £385,000 per annum. As a member of the Executive Leadership Team, your total compensation package will be reviewed on an annual basis with the next review anticipated in the first quarter of each fiscal year.

Management Incentive Plan (MIP)
You will continue participation in the Management Incentive Plan (MIP). Annual bonus payments are determined based upon the achievement of specific financial and management agenda objectives. Your annual target incentive will increase to £310,000 from the effective date.

Exhibit 10.40

Long Term Incentive Plan (LTIP)
Upon the Effective Date of this promotion, the Compensation Committee of the Catalent, Inc. Board of Directors has approved an increase to your long-term incentive plan (LTIP) grant value to $700,000. The Committee made the grant effective as of July 1, 2019.

All other Terms & Conditions of Employment will remain unaltered.

Yours sincerely

/s/ Lance Miyamoto
Lance Miyamoto
Senior Vice President, Human Resources
Catalent Pharma Solutions, Inc

I accept the above offer and change to Terms & Conditions of Employment

Signed /s/ Alessandro Maselli  Date 1-31-19